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                                                                    Exhibit 99.1
                 BEFORE THE PUBLIC SERVICE COMMISSION OF NEVADA

In re Application of NEVADA POWER                 )
COMPANY for authority to increase its             )
annual revenue requirement for general            )
rates charges to all classes of electric          )
customers and for relief properly related         )
thereto.                                          )     PUCN Docket No. 01-10001
------------------------------------------------  )
                                                  )
In re Application of NEVADA POWER
COMPANY for approval of new                       )
revised depreciation rates.                       )     PUCN Docket No. 01-10002
                                                  )
------------------------------------------------  )


                PETITION FOR RECONSIDERATION OF CERTAIN FINDINGS

         COMES NOW, Nevada Power Company ("Nevada Power" or "Company"), and pursuant to NAC ss.703.802(1) and N.R.C.P. 6(a), does seek reconsideration of certain findings from the final order issued by the Public Utilities Commission of Nevada ("Commission" or "PUCN") and effective on Friday, March 29, 2002. Nevada Power is seeking reconsideration of six issues related to the following matters:

o The treatment of revenues related to SO2 Allowances, in particular the calculation of an annual amortization amount ($5.221 million), which appears to be in error given that the total amount to be amortized is $9.569 million, and amortization period has been established as three years.

o The adjustment for "excess" capital investment related to common facilities at the Harry Allen generating station, which treatment is contrary to a prior stipulation and Commission Order regarding the recovery of costs for common facilities related to phase one of the construction of the Harry Allen facilities.


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o        The treatment of depreciation expenses related to the Commission's order in Docket No. 99-4005, which treatment is contrary to regulations providing for implementation of revised depreciation rates within twelve months of the issuance of a final order revising depreciation rates.

o The determination that Nevada Power refile for recovery of merger costs and to prove again its merger savings in its next general rate case, without benefit of a carrying charge.

o The determination that Nevada Power has no need for and is entitled to zero funds cash working capital, which finding is unreasonable and erroneous under the record.

o The Commission's establishment of a 10.1 percent return on equity, which rate is contrary to law, unreasonable, and erroneous under the reliable, probative and substantial evidence of record.

         In support of its Petition, Nevada Power describes below each portion of the order challenged, the basis for the challenge, and citations to the record, the law and, where appropriate, the Commission's rules and regulations that support the challenge.





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                                  INTRODUCTION

         While not required by either NRS Chapter 233B or Chapter 703 in order to seek judicial review of a final order of the Commission, the Commission's regulations allow any party to a Commission proceeding seek reconsideration of all or parts of a final order. Under NAC ss.703.801(1), a petition for reconsideration must specifically: (a) identify each portion of the challenged order which the petition deems to be unlawful, unreasonable or based on erroneous conclusions of law or mistaken facts; and (b) cite to those portions of the record, the law or the rules of the commission which support the allegations in the petition. NAC ss.703.801(3) provides that a petition for reconsideration of an order must be filed with the Commission and served on all parties of record within 15 days after the effective date of the order. Nevada Rule of Civil Procedure 6(a) provides that when computing time for purposes of applying a statute or rule, if the last day of a period falls on a Saturday or Sunday (or other non-judicial day), the period runs to the end of the next day which is not a Saturday or Sunday (or other non-judicial day). The effective date of the Commission's final order in this docket is, according to its terms at Ordering Paragraph 5, was Friday, March 29, 2002. Thus this petition for reconsideration is timely filed on or before close of business on Monday, April 15, 2002.

                    SO2 ALLOWANCE ANNUAL AMORTIZATION AMOUNT

         The Commission's calculation of the annual amortization amount for revenues associated with the sale of SO2 Allowances appears to be based on mistaken conclusions of fact. At paragraph 133, the Commission finds that the SO2 Allowance balance of $9,569,000 is reasonable and approved, and that this balance amount will be credited against rate base and amortized starting with the effective date of the order (March 29, 2002). At


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paragraph 130 the Commission rejects the previously accepted amortization period in favor of a three-year amortization period. A three year amortization period of the $9,569,000 SO2 Allowance balance should result in an annual amortization amount of $3,189,667. However, at paragraph 130, the Commission mistakenly states the annual amortization amount as $5,221,000.

         Nevada Power asks that the Commission reconsider the figure stated in paragraph 130 for the annual amortization amount for revenues associated with the sale of SO2 Allowances in light of its findings regarding the appropriate balance ($9,569,000) and the appropriate amortization period (three years). Nevada Power respectfully requests that after such review the Commission modify its calculation of the annual amortization amount for SO2 Allowances from $5,221,000 to $3,189,667.

                     HARRY ALLEN "EXCESS" COMMON FACILITIES

         At paragraphs 226 through 230, the Commission finds that certain common facilities at the Harry Allen generating station are "excess" and should be excluded from rate base. This adjustment was proposed by the Staff, but was neither joined in nor shared by the BCP. The Commission's finding that such investment should be excluded from ratebase is contrary to the stipulation executed on September 4, 1991 by and between Nevada Power, the Regulatory Operations Staff ("Staff") and the Bureau of Consumer Protection ("BCP", then
OCA) in PUCN Docket No. 91-7001. The Commission's order accepting and incorporating the Stipulation was referred to by both the Company and the Staff in their direct and rebuttal cases, but for ease of reference has been attached hereto in its entirety as Exhibit "A".


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         At paragraph 3 of the Stipulation, the parties agreed that Nevada Power
"should be authorized to install up to 150 megawatts of combustion turbine generating capacity at its Harry Allen site for commercial operation beginning in 1994. The construction cost estimate for the combustion turbine generating capacity is shown in Exhibit 2 of this Stipulation." Exhibit 2 of the Stipulation (page 8), showed the construction cost estimates for the Harry Allen CTs in 1991 dollars without AFUDC. Exhibit 2 contained the following note (emphasis added):

         The construction cost estimate for Harry Allen Combustion Turbines 1 and 2 covers the cost of certain common facilities. Those costs shall be considered as costs properly recoverable in conjunction with other costs attributable to Harry Allen Combustion Turbines 1 and 2 even if additional combustion turbines are not installed at the site.

         This stipulation was not only executed by Nevada Power, the Staff and the BCP, it was accepted by the Commission and incorporated into its final order in PUCN Docket No. 91-7001. This stipulation formed the contract pursuant to which Nevada Power completed design and commenced construction of the Harry Allen site. That the second combustion turbine unit was later cancelled, with the Commission's advice and consent, does not alter the fact that in 1991, prior to the commencement of the first phase of construction at the Harry Allen site, this Commission, the Staff, the BCP and the Company all acknowledged and agreed to the proper ratemaking treatment for common facilities installed during that first phase.

         All parties agreed that Nevada Power was to install common infrastructure facilities during the first phase of the development that would not be fully utilized until the


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completion of units 3 and 4. All parties expressly agreed that it was necessary and appropriate for Nevada Power to make such investment in common facilities during the first phase of the development of the site in order to minimize overall site development costs and take advantage of anticipated economies of scale. All parties expressly agreed that Nevada Power's investment in such common facilities were to be considered as costs properly recoverable in conjunction with other costs attributable to the first phase of construction at the Harry Allen site, even if additional combustion turbines were not later installed at the site.

         The Staff's proposals and the Commission's adjustments in its March 29, 2002 order are contrary to the contract executed by the Staff and ratified by the Commission in 1991 governing the first phase of construction at the Harry Allen generating site. A Commission order in 2002 denying cost recovery for common facilities constructed during phase one of the development at the Harry Allen site is unlawful and unreasonable when the Commission agreed in 1991, prior to the commencement of construction, that Nevada Power would be allowed to recover in rates its investment in common facilities constructed during phase one of the development at the Harry Allen site. Nevada Power requests that in light of the stipulation in PUCN Docket No. 91-7001, which stipulation was accepted by the Commission and incorporated into its final order in that docket, the Commission reconsiders its acceptance of the Staff's proposed adjustment in this case. Nevada Power respectfully requests that after such review the Commission modify its findings at paragraphs 226 through 230, and reject the Staff's adjustment for "excess" investment in common facilities at the Harry Allen site.


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                                  DEPRECIATION

         At paragraph 119 the Commission accepts the Staff's proposal to adjust accumulated depreciation by $6,672,000 to account for Nevada Power's failure to implement revised depreciation rates for transmission, distribution and general plant as a result of the Commission's Order in PUCN Docket No. 99-4005. As set forth in paragraph 119, the Commission has accepted the Staff's proposal because the order in PUCN Docket No. 99-4005 was unclear as to whether or how depreciation rates for transmission, distribution and general plant were affected by the Commission's order on reconsideration in that same docket issued November 28, 2000.

         The regulations governing the establishment and modification of depreciation rates are set forth in NAC ss.703.2715 to ss.703.278, inclusive. That body of regulation governs every aspect of the setting of depreciation rates from the form and contents of an application to change depreciation rates to the implementation of rates once approved.

         Assuming, arguendo, that the Staff's application of the order on reconsideration in PUCN Docket No. 99-4005 is correct/1/ and that the effect of the order on reconsideration was to require the implementation of new or revised depreciation rates for transmission, distribution and common facilities, the Staff's calculation of the adjustment is contrary to the express provisions of NAC ss.703.278. Where, as the Commission acknowledges was the case in its order on reconsideration in PUCN Docket No. 99-4005, the Commission does not specifically direct the Company to implement new or revised depreciation rates on or by a certain date, those rates may be recorded beginning not later than twelve months after the date of their approval.

--------------------------------
/1/ A matter on which Nevada Power continues to strenuously disagree.



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         If the commission approves an application for new or revised depreciation rates, the approved rates must be recorded in the books and records of the utility not later than 12 months after the date of approval unless otherwise directed by the commission...

         Pursuant to NAC ss.703.278, absent an order in PUCN Docket No. 99-4005 to the contrary, Nevada Power had twelve months from the date of the order on reconsideration of depreciation rates, or twelve months from November 28, 2000, to implement and record revised depreciation rates for transmission, distribution and common facilities. Thus the earliest date from which an adjustment penalizing Nevada Power for its failure to implement revised transmission, distribution and common facilities could be calculated is November 29, 2001. The test for this general rate case ended on May 31, 2001 and the certification period ended September 30, 2001.

         Pursuant to the Commission's regulations, Nevada Power was not obligated to begin recording revised depreciation rates for transmission, distribution and common facilities until November 29, 2001, well beyond the test and certification period. Thus assuming, arguendo, that the Staff's position regarding the effect of the Commission's order on reconsideration is correct, its adjustment is contrary to regulation. Nevada Power requests that in light of the provisions of NAC ss.703.278, the Commission reconsiders its acceptance of the Staff's proposed adjustment in this case. Nevada Power respectfully requests that after such review the Commission modify its findings at paragraph 119, and reject the Staff's adjustment for accumulated deprecation expense implemented pursuant to PUCN Docket No. 99-4005.


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                              MERGER COST RECOVERY

         At paragraph 321 the Commission found that Nevada Power may file to seek recovery of its merger costs in any future general rate with a test year on or after December 31, 2002. The Commission's order in this regard appears to be an explicit rejection of the positions advanced by Mr. Greedy for Staff and Mr. Brosch for the BCP that merger costs should never be recovered because once two entities merge, it is impossible to quantify or measure merger savings. However, in order to avoid burdening Nevada Power's next general rate case with such arguments, and in order to insure that Nevada Power collects and presents such data and information as the Commission deems appropriate for proving merger savings later, Nevada Power asks that the Commission provide some guidance as to the methods or methodologies it favors for determining merger savings.

         In this proceeding, Nevada Power used several different approaches to demonstrate merger savings, which included Ms. May's "bottom-up" approach, Mr. Flaherty's "top-down" approach, and Mr. Ruelle's common sense or scientific method approach. If it is the Commission's desire to see Nevada Power develop such a comprehensive record using multiple measurement techniques and methods again in its next general rate case, Nevada Power will attempt to do so. If, however, the Commission is able to state now which of these methodologies it approves, and which it disfavors, Nevada Power will attempt to adjust its future presentation of merger savings accordingly.

         On a related matter, at paragraph 320 the Commission states that because "merger savings exceed merger costs, a carrying charge on the balance of this costs is not justified." Merger savings, which began to be experienced in 1998, are now fully embedded within and reflected in Nevada Power's historical cost of service. With this general rate case, the Commission is setting rates based on Nevada Power's historical cost of service. Thus the


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rates set in this proceeding reflect all merger savings achieved during the test period but none of the costs incurred to achieve those savings. The effect of this aspect of the Commission's order is to pass onto customers the entirety of merger savings, without requiring customers to pay a single dime of the costs actually spent in order to garner those merger savings.

         Nevada Power has not only asserted but proven that merger savings exceed merger costs by several orders of magnitude. However, despite this showing, the Commission is delaying cost recovery of merger savings to a future showing in a future rate case. Without allowing a carrying charge on deferred merger costs, the Commission's 2002 treatment of merger savings and costs is contrary to the Commission's 1998 order approving the merger in the first place, pursuant to which Nevada Power would recover the costs of the merger only to the extent it could demonstrate savings in excess of costs, and, as important, customers would receive the benefits of the merger only to the extent they paid for the costs. Unless the Commission allows Nevada Power to collect and record a carrying charge on the deferred balance of merger costs, the effect of the Commission's order here is unlawful and unreasonable. Nevada Power requests that in light of its 1998 order approving the merger of Nevada Power and Sierra Power, the Commission reconsiders its decision prohibiting the imposition of a carrying charge on deferred merger costs. Nevada Power respectfully requests that after such review the Commission modify its findings at paragraph 320, and allow Nevada Power to collect a carrying charge on merger costs deferred to its subsequent general rate case.


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                              CASH WORKING CAPITAL

         At Paragraph 144 the Commission finds that because Nevada Power did not support its cash working capital proposal with a Nevada Power-specific lead/lag study, Nevada Power is entitled to no cash working capital in its rate base. Cash working capital is a component of rate base. The purpose of the cash working capital calculation is to measure the difference between the lag in the collection of revenues from customers and the lag in payment of expenses incurred to serve those customers in order to determine the Company's needs for ongoing operating capital. There is no record supporting the conclusion that Nevada Power's requirements for ongoing operating capital are zero.

         Nevada Power proposed a methodology for estimating its cash working capital requirement based on the Commission's last-approved methodology for Nevada Power, using the Company's most up-to-date numbers. No other party proposed the use of a different methodology (for example the 1/8th method used for calculating cash working capital in proceedings before the FERC), but instead took issue with some of the inputs to Nevada Power's cash working capital estimate: the impact of wholesale revenues or electronic billing on the calculation. If the Commission finds that these criticisms are persuasive, it has a record with which to make an adjustment to the cash working capital estimate. However, it has no record upon which to find that Nevada Power's cash working capital requirements are zero.

         Nevada Power requests that in light of the record, the Commission reconsiders its decision setting Nevada Power's cash working capital at zero. Nevada Power respectfully requests that after such review the Commission modify its findings at paragraph 143 and 144, and allow Nevada Power to a reasonable allowance for cash working capital sufficient to sustain its operations on a going-forward basis.


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                                RETURN ON EQUITY

         At paragraph 98 the Commission determines that Nevada Power's return on equity is 10.1 percent. The Commission's finding in this regard is unlawful, unreasonable. In Bluefield Water Works & Improvement Co. v. Public Service Commission of West Virginia, 262 U.S. 679 (1923), the Supreme Court set the standard against which just and reasonable rates of return are measured:

                  A public utility is entitled to such rates as will permit it to earn a return on the value of the property which it employs for the convenience of the public equal to that generally being made at the same time and in the same general part of the country on investments in other business undertakings which are attended by corresponding risks and uncertainties... The return should be reasonable, sufficient to assure confidence in the financial soundness of the utility, and should be adequate, under efficient and economical management, to maintain and support its credit and enable it to raise money necessary for the proper discharge of its public duties." (emphasis added)

         In Federal Power Commission v. Hope Natural Gas Company, 320 U.S. 391
(1944), the Supreme Court expanded on the guidelines to be used to assess the reasonableness of the allowed return. The Court reemphasized its statements in the Bluefield case and recognized that revenues must cover "capital costs". The Court stated:


                  From the investor or company point of view it is important that there be enough revenue not only for operating expenses but also for the capital costs of the business. These include service on the debt and dividends on the stock...By that standard the return to the equity owner should be commensurate with returns on investments in other enterprises having corresponding risks. That return, moreover, should be sufficient to assure confidence in the financial integrity of the enterprise, so as to maintain its credit and attract capital. (emphasis added)


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         The Supreme Court has reiterated these criteria in Federal Power
Commission v. Memphis Light, Gas & Water Division, 411 U.S. 458 (1973), in Permian Basin Rate Cases, 390 U.S. 747 (1968), and most recently in Duquesne Light Co. vs. Barasch, 488 U.S. 299 (1989). In Permian, infra, the Supreme Court stressed that a regulatory agency's rate of return order should "reasonably be expected to maintain financial integrity, attract necessary capital, and fairly compensate investors for the risks they have assumed" In order to be sustained by the Court, the end result of this Commission's decision in establishing an return on equity must allow Nevada Power the opportunity to earn a return on equity that is: (1) commensurate with returns on investments in other firms having corresponding risks, (2) sufficient to assure confidence in the company's financial integrity, and (3) sufficient to maintain the company's creditworthiness and ability to attract capital on reasonable terms.

         In making any factual determination the Commission must weigh the reliable, probative and substantial evidence on the whole record. NRSss.703.373. Kelly McClanahan v. Raley's Inc., 117 Nev.Adv.Op.No. 75, 34 P.3d 573 (2001), citing Bally's Grand Hotel & Casino v. Reeves, 113 Nev. 926, 948 P.2d 1200
(1997). The Nevada Supreme Court has defined substantial evidence as "that quantity and quality of evidence which a reasonable person could accept as adequate to support a conclusion." Barrick Goldstrike Mine v. Peterson, 2 P.3d 850 (2000), citing State Employment Security v. Hilton Hotels, 102 Nev. 606, 729 P.2d 497 (1986).

         Before weighing the evidence of record, then, the Commission must first determine what evidence meets the threshold of reliability, probativity and quality sufficient for a reasonable person to accept as adequate to support a conclusion. In making its determination regarding return on equity, the Commission erred in relying to any degree on



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the testimony of MGM/Mirage's witness Thornton. Mr. Thornton's analysis and recommendations are so outside the range of reasonableness as to be laughable, and should have been wholly disregarded by the Commission prior to the weighing of the evidence of record. In addition, Mr. Knecht based his analysis on a sample including all regulated utilities everywhere in the country. Mr. Knecht's analysis is contrary to the tenants of Hope and Bluefield, which require comparability between the sample and the target utility based on geographic location, similar business undertakings and risks and uncertainties. Nevada Power requests that in light of the law governing the establishment of an adequate return on equity and the record in this proceeding, the Commission reconsiders its decision setting Nevada Power's return on equity at just 10.1. Nevada Power respectfully requests that after such review the Commission modify its findings to reject Mr. Thornton's analysis as being outside the range of reasonableness, and to reject Mr. Knecht eight-two company DCF sample as being contrary to Hope and Bluefield, and reset Nevada Power's return on equity based accordingly.

                                   CONCLUSION

         WHEREFORE, Nevada Power requests that the Commission reconsider its March 29, 2002 final order in the above-docketed matter and issue an order on reconsideration:

         1) Correcting the calculation of the three-year amortization of the balance of SO2 Allowances of $9,569 million from $5.221 million to $3,189,667.

         2) Rejecting the adjustment for "excess" capital investment related to common facilities at the Harry Allen generating station as being contrary to a prior stipulation and Commission Orders regarding the recovery of costs incurred in constructing phase one of the Harry Allen site.


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         3) Rejecting the adjustment to accumulated depreciation reserves related to the establishment of revised depreciation rates for transmission, distribution and common facilities as being contrary to the regulation providing for implementation of revised depreciation rates within twelve months of the issuance of a final order revising depreciation rates.

         4) Establishing the methodology or methodologies favored and disfavored by the Commission that Nevada Power should employ in its future demonstration that merger savings exceed merger costs, and allowing for the calculation of a carrying charge on the deferred balance for merger costs in order to compensate investors for the burden of paying for merger savings while ratepayers receive all of the benefit of merger savings.

         5) Establishing a level of cash working capital other than zero that reflects Nevada Power's needs for cash working capital.

         6) Rejecting the testimony of witness Thornton as being outside the range of reasonableness and discounting the testimony of witness Knecht as being contrary to the requirements of comparability demanded by the Supreme Court in the Hope and Bluefield decisions, and establishing a return on equity consistent with the law and the reliable, probative and substantial evidence of the whole record.

         Respectfully submitted this 15th day of April, 2002.

                                                     NEVADA POWER COMPANY

                                                     ---------------------------
                                                     Elizabeth Elliot
                                                     Associate General Counsel


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